Exhibit 4.4

AMENDMENT TO NOTES, TERMINATION OF WARRANTS

AND SALE OF NEW WARRANTS

This Amendment to Notes, Termination of Warrants and Sale of New Warrants (this “Amendment”) is entered into this 30th day of November 2022 by and between (a) Agenus Inc., a Delaware corporation, having an address at 3 Forbes Road, Lexington, MA 02421 (the “Borrower”), and (b) Mark Berg and Nicole Berg, Nicky V LLC and MSB Research Inc. (collectively, the “Signing Purchasers”).

WITNESSETH

WHEREAS, the Borrower and the Required Purchases (as defined below) are parties to that certain Amended and Restated Note Purchase Agreement dated February 20, 2015, as amended (the “2015 Purchase Agreement”), pursuant to which the Borrower issued to the Purchasers, among other things, 8% senior subordinated notes that mature on February 20, 2022 (the “2015 Notes”), warrants to purchase an aggregate of 1,400,000 shares of Borrower common stock at a price of $5.10 per share that expire on February 20, 2023 (the “2015 Warrants”) and warrants to purchase an aggregate of 650,000 shares of Borrower common stock at a price of $4.48 per share that expire on February 18, 2025 (the “2020 Warrants”);

WHEREAS, the parties now wish to (i) extend the term of the 2015 Notes by two years from February 20, 2023 to February 20, 2025, (ii) cancel the 2015 Warrants and the 2020 Warrants and (ii) issue new Warrants to the Purchasers as set forth herein; and

WHEREAS, Section 5.13(a) of the 2015 Purchase Agreement provides that the 2015 Notes, 2015 Warrants and 2020 Warrants may be amended or terminated by the Purchasers of Notes (as defined therein) representing at least a majority of the aggregate principal amount outstanding under all of the 2015 Notes (the “Required Purchasers”), and the undersigned Signing Purchasers constitute the Required Purchasers.

NOW, THEREFORE, the parties hereby agree as follows:

1. Defined Terms. Terms used, but not defined here, shall have the meaning assigned such terms in the 2015 Purchase Agreement.

2. Termination of 2015 Warrants and Termination of 2020 Warrants. The 2015 Warrants and the 2020 Warrants are hereby terminated in their entirety.

3. Amendment to 2015 Notes. The maturity date for each of the 2015 Notes is hereby extended by two years from February 20, 2023 to February 20, 2025.

4. No other Amendments. The parties acknowledge and agree that, except as set forth in this Amendment, the 2015 Notes shall remain in full force and effect.

5. New Warrants. In consideration of the amendments hereunder, the Borrower shall issue to the Purchasers warrants to purchase that number of shares of Common Stock of the Borrower (collectively, the “2022 Warrants”) in accordance with such Purchaser’s individual allocation set forth opposite such Purchaser’s name on Schedule 1 under the headings “Allocation of 2022 A Warrants” and “Allocation of 2022 B Warrants” which warrants shall be in the form attached hereto as Exhibits IA and IB. The 2022 Warrants are deemed to be issued by, and governed in accordance with, the Purchase Agreement as if they are Warrants issued thereunder.

6. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York irrespective of any conflicts of law principles thereof.

7. Counterparts. This Amendment may be executed in counterparts, which, when taken together, shall constitute one agreement. If any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWER:

AGENUS INC.

By:	/s/ Garo H. Armen
Name: Garo H. Armen
Title: Chairman and CEO

PURCHASERS:

/s/ Mark Berg
Mark Berg

/s/ Nicole Berg
Nicole Berg

NICKY V LLC

By:	/s/ Nicole Berg
Name: Nicole Berg
Title: Owner

MSB RESEARCH INC.

By:	/s/ Mark Berg
Name: Mark Berg
Title: President

Schedule I

Purchaser	Allocation of 2022 A Warrants	Allocation of 2022 B Warrants
Mark Berg and Nicole Berg	400,000	200,000
Alice Saraydarian	100,000	50,000
Nicky V LLC	450,000	225,000
MSB Research Inc.	150,000	75,000
Khalil Barrage	50,000	25,000
E*TRADE Clearing LLC, Custodian FBO: Mark Berg IRA #37098901	150,000	75,000

	Total: 1,300,000	Total: 650,000

Exhibit IA

[Attached]

Exhibit IB

[Attached]